Calumet Specialty Products Partners, L.P. Prices Common Unit Offering
Indianapolis, IN (January 8, 2013) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) ("Calumet") announced today that it priced an underwritten public offering of 5,000,000 common units at $31.81 per unit. Calumet also granted the underwriters a 30-day option to purchase up to 750,000 additional common units. This offering is expected to close on January 11, 2013, subject to customary closing conditions.
Calumet intends to use the net proceeds from this common unit offering, including a proportionate capital contribution from its general partner, to repay borrowings outstanding under its revolving credit facility and for general partnership purposes, including working capital, capital expenditures and acquisitions.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.
Barclays Capital Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and RBC Capital Markets, LLC are acting as joint book-running managers for the offering. An investor may obtain a free electronic copy of the prospectus supplement and accompanying base prospectus relating to the offering by visiting EDGAR on the SEC website at www.sec.gov or from the underwriters as follows:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 E-mail: barclaysprospectus@broadridge.com Telephone: 1-888-603-5847	Goldman, Sachs & Co. Attention: Prospectus Department 200 West Street, New York, NY 10282 E-mail: prospectus-ny@ny.email.gs.com Telephone:_(866)_471-2526 Facsimile: (212) 902-9316
Merrill Lynch, Pierce, Fenner & Smith Incorporated Attention: Prospectus Department 222 Broadway New York, NY 10038 E-mail: dg.prospectus_requests@baml.com	J.P. Morgan Securities LLC via Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Toll Free: (866) 803-9204
Credit Suisse Securities (USA) LLC Prospectus Department One Madison Avenue New York, NY 10010-3629, USA Phone: (800) 221-1037	RBC Capital Markets, LLC Attn: Prospectus Department Three World Financial Center 200 Vesey Street, 8th Floor New York, NY 10281-8098 Phone: (877) 822-4089

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has eleven plants located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas and eastern Missouri.
This press release includes statements regarding this common units offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Known material risks, uncertainties and other factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.